Allstate Life Insurance Company
2775 Sanders Road, Suite A2E Northbrook, IL 60062
Phone 847.402.9365
Email afontana@allstate.com

Angela K. Fontana
Director, Vice President,
General Counsel and Secretary

Law & Regulation

April 15, 2020

To:	Allstate Life Insurance Company
Northbrook, IL 60062

From:	Angela K. Fontana
Director, Vice President,
General Counsel and Secretary

Re:	Pre-Effective Amendment No. 1 to Form S-1 Registration Statement Under the Securities Act of 1933
File No. 333-236836

With reference to the Form S-1 Registration Statement filed by Allstate Life Insurance Company (the “Company”), as Registrant, with the Securities and Exchange Commission covering the MVA Account Option under the Flexible Premium Deferred Variable Annuity Contracts, known as The STI Classic Variable Annuity; The Allstate Advisor Variable Annuities - Allstate Advisor, Allstate Advisor Plus, Allstate Advisor Preferred; The Allstate Variable Annuities - Allstate Variable Annuity, Allstate Variable Annuity - L Share; and The Allstate Advisor Variable Annuities – Advisor - STI, Advisor Preferred - STI (the “Contracts”) described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of April 15, 2020:

1)
The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

2)	The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ Angela K. Fontana
Angela K. Fontana
Director, Vice President, General Counsel and Secretary